KOHL'S CORPORATION REPORTS APRIL COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - May 5, 2011 -- Kohl's Corporation (NYSE: KSS) reported today that for the four-week month ended April 30, 2011 total sales increased 12.1 percent and comparable store sales increased 10.2 percent from the four-week month ended May 1, 2010.

For the quarter and year-to-date period, total sales increased 3.1 percent and comparable store sales increased 1.3 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "From a line of business perspective, Accessories, Home and Children's outperformed the company average for the month. The Southeast and West regions reported the strongest comparable sales for the month."

The Company expects its first quarter earnings to be toward the high end of its previous guidance of $0.68 to $0.73 cents per diluted share.
			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	2011 .	2010 .	2011 .	2010 .	2011 .	2010 .
April	$ 1,278	$ 1,139	12.1%	(5.0)%	10.2%	(7.7)%
Quarter	$ 4,162	$ 4,035	3.1%	10.9%	1.3%	7.4%

The Company opened nine new stores in March 2011 and now operates 1,097 stores in 49 states, compared to 1,067 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 a.m ET on Thursday, May 5, 2011 until 8:30 p.m ET on Friday, May 6, 2011. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

First Quarter 2011 Earnings

The Company will report first quarter 2011 earnings at 7:00 a.m. ET on Thursday, May 12, 2011. The Company will host a conference call at 8:30 am ET on May 12 which can be accessed by dialing (706) 902-0486 and referencing Conference ID 64890215, or via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. Replays of the call and web cast will be available for thirty days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,097 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $180 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Investor Relations: Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464